Exhibit 5.1

VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

January 31, 2005

National-Oilwell, Inc.
10000 Richmond Avenue
Houston, Texas 77042-4200

Ladies and Gentlemen:

     We acted as counsel for National-Oilwell, Inc., a Delaware corporation (“National-Oilwell”), in connection with National-Oilwell’s registration statement on Form S-4 (the “Registration Statement”) relating to the offering, sale and delivery of shares (the “Shares”) of National-Oilwell’s common stock, par value $0.01 per share, pursuant to the proposed merger of Varco International, Inc., a Delaware corporation, with and into National-Oilwell. Capitalized terms used but not defined in this opinion are defined in the Registration Statement and are used herein with the same meanings as ascribed to them therein.

     Before rendering our opinion, we examined certain of the corporate records of National-Oilwell, including its certificate of incorporation, certain resolutions of the Board of Directors of National-Oilwell, the Registration Statement and the exhibits thereto and such certificates of corporate officers of National-Oilwell and governmental officials as we deemed necessary for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of the above described documents, we relied upon certificates and other communications of corporate officers of National-Oilwell and governmental officials without further investigation as to the facts set forth therein.

     Based upon the foregoing, we are of the opinion that, subject to adoption of the Merger Agreement by the stockholders of National-Oilwell, the Shares have been duly and validly authorized for issuance and, upon issuance as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder. For purposes of the foregoing opinions, we assumed that the Shares will be offered, issued and sold in compliance with state securities or Blue Sky laws.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.